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                                                                       Exhibit A
                                PROMISSORY NOTE
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$22,960,575                                             July 28, 2000

     1. Principal Amount. For value received, Scott J. Bakal, Trustee of the Casty Grantor Subtrust (the "Maker"), promises to pay to the order of LEE S. CASTY ("Payee"), the principal amount of Twenty Two Million, Nine Hundred Sixty Thousand, Five Hundred and Seventy-Five Dollars ($22,960,575) upon the terms and conditions herein contained.

     2. Interest. Maker shall pay interest annually commencing on the first anniversary hereof on the unpaid principal amount hereof from the date hereof until such unpaid principal amount is paid in full at the per annum rate of Six and 20/100 Percent (6.20%).

     3. Payments. The principal amount hereof, together with all accrued but unpaid interest thereon, shall be due and payable in one lump-sum on the twentieth anniversary of the date hereof. During the term hereof on each anniversary of the date hereof, Maker shall pay to Payee all unpaid interest accrued hereunder through such date. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America and delivered to Payee on the date due at 707 Skokie Blvd., Northbrook, IL 60062 or at such other place as the holder hereof may from time to time designate in writing. All payments made hereunder first shall be applied against any costs associated with collection of amounts due hereunder, then against interest and then against principal. Until notified in writing of the transfer of this Note, Maker shall be entitled to deem Payee, or such person who has been so identified by Payee in writing to Maker as the holder of this Note, as the owner and holder of this Note. Whenever any payment on this Note shall be stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of the payment of interest on this Note.

     4. Post Maturity Interest; Computation of Interest. Any amount of principal and/or interest hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal and/or interest amount is paid in full, payable on demand, at an interest rate which is three percent (3%) per annum in excess of the rate of interest otherwise payable under this Note; provided, however, that Maker shall never be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under the laws of any applicable jurisdiction. Interest shall be computed on the basis of a year of 365 days or the actual number of days elapsed.

     5. Purchase Agreement. This Note is being executed pursuant to that certain Stock Purchase Agreement (the "Purchase Agreement") dated as of July 12, 2000, between Maker and Payee, pursuant to which Maker is purchasing from Payee certain shares of Payee in IFX Corporation, Inc., a Delaware corporation ("Shares"), upon the terms and subject to the conditions contained therein.
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     6.   Prepayment.
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          6.1  Voluntary Prepayment. Maker may prepay this Note, in whole or in part, with accrued interest to the date of such prepayment.

          6.2 No Premium or Penalty. There shall be no premium or penalty on any prepayment of this Note pursuant to this Section 6.

     7. Security. Maker's obligations under this Note shall be secured by maker's pledge to payee of the Shares pursuant to that certain Pledge Agreement between Maker and Payee.

     8. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default ("Event of Default") hereunder:

          (a) Maker shall fail to pay any principal or interest on this Note when due, whether at maturity, by acceleration or otherwise, and such failure shall continue for five (5) business days after the date due;

          (b) any representation or warranty of Maker contained in the Purchase Agreement shall be false as of the date given; or

          (c) Maker shall (i) file any proceeding in bankruptcy or reorganization, (ii) make an assignment for the benefit of creditors or
     (iii) fail to vacate, discharge or dismiss within thirty (30) days of its initiation either (x) the filing of a proceeding in bankruptcy against it or (y) the appointment of a receiver or trustee for all or any part of Maker's assets or property.

     9. Remedies. Upon or at any time after the occurrence of an Event of Default, this Note shall, at the option of Payee, become due and payable forthwith, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by Maker, and Payee shall have all other rights and remedies otherwise available hereunder and under applicable law.

     10.  Miscellaneous Provisions.
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          10.1  Transfer of Note. Payee may transfer this Note to any transferee and such transferee shall thereupon become vested with all the powers and rights herein given to Payee with respect hereto.

          10.2 Applicable Law. Maker agrees that this Note shall be deemed to have been made under and shall be governed by, and construed in accordance with, the laws of the State of Illinois (without regard to its conflicts of law rules) in all respects, including, without limitation, matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Payee may consent thereto in a writing duly signed by it.

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          10.3  Expenses. If this Note is placed in the hands of an attorney for collection after default or maturity, or is collected by legal proceedings of any kind, Maker shall pay all costs of collection, including reasonable attorneys' fees.

          10.4 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by either overnight courier or United States mail and shall be deemed to have been given when delivered in person, upon transmission and receipt of confirmed answerback if sent by telecopy, upon receipt if sent via overnight courier or three (3) business days after deposit in the United States mail, registered or certified, with postage prepaid and properly addressed. For the purpose hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9.4) shall be, in the case of Payee, the address set forth in Section 3 hereof and, in the case of Maker, Casty Grantor Subtrust, c/o Scott J. Bakal, Trustee, Neal, Gerber & Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602.

          10.5 Headings. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

          10.6 Trustee Liability. This Note to the extent executed by any person or entity in his or her capacity as trustee or co-trustee of a trust, is executed by such person or entity solely as such trustee and not in an individual capacity. The execution by such person or entity of this
     Note in his or her capacity as trustee or co-trustee shall not create any liability on, or require the performance of any covenant by, any such trustee individually nor subject the individual property of any trustee to any liability.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note on the day and year first above written.

                              MAKER:

                              CASTY GRANTOR SUBTRUST

                              By: /s/ Scott J. Bakal
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                                  Scott J. Bakal, Trustee

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